UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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pSivida Corp.

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400 Pleasant Street

Watertown, MA 02472

United States

October     , 2009

Dear Fellow Stockholders,

It is my pleasure to invite you to this year’s Annual Meeting, which will be held on November 19, 2009 at 10:00 a.m. (US EST), at the Waltham Westin Hotel, Lincoln Room, 70 Third Avenue, Waltham, Massachusetts 02451.

The proxy statement accompanying this letter describes the business that we will consider at the meeting and provides voting instructions. Your vote is important.

We hope that you are able to attend this year's Annual Meeting.

Yours Sincerely,

Dr. David J. Mazzo	Dr. Paul Ashton
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

November 19, 2009

Date:	Thursday, November 19, 2009 (Waltham, Massachusetts)

Time:	10:00 a.m. (US EST)

Place:	Waltham Westin Hotel, Lincoln Room, 70 Third Avenue, Waltham, Massachusetts 02451

Purpose of the Meeting

The purpose of the meeting is to consider the following:

•	election of five directors

•	approval of an amendment to the pSivida Corp. 2008 Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan by 1,000,000 shares

•	approval of an amendment to the pSivida Corp. 2008 Incentive Plan to include an “evergreen” provision that provides for automatic annual increases in the number of shares authorized for issuance

•	approval of a stock grant to the chief executive officer

•	approval of a stock option grant to the chief executive officer

•	approval of stock option grants to non-executive directors

•	ratification of appointment of the independent registered public accounting firm

•	any other business properly brought before the meeting

Who May Vote at the Meeting

Stockholders of record at the close of business on September 30, 2009 (US EDT) are entitled to notice of, and to vote at, the 2009 Annual Meeting and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting and at our executive offices during normal business hours from November 9, 2009 to the date of the 2009 Annual Meeting.

Holders of record of CHESS Depositary Interests at the close of business on September 30, 2009 (US EDT) also are entitled to notice of the 2009 Annual Meeting and any adjournments. Such holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the common stock underlying the CHESS Depositary Interests, to vote on their behalf in accordance with the voting procedures set forth in the proxy statement.

By Order of the Board of Directors

Lori Freedman

Secretary

October 13, 2009

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. is soliciting your proxy for the 2009 Annual Meeting.

The record date for the Annual Meeting is September 30, 2009 (US). Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the 18,293,961 shares of common stock outstanding on the record date (including shares represented by CHESS Depositary Interests (CDIs)) is entitled to one vote. A majority of the shares of common stock outstanding are required for a quorum.

Each CDI holder of record at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may instruct CHESS Depositary Nominees Pty Limited (CDN), the record holder of the common stock underlying our CDIs, to vote on their behalf by following the instructions set forth below. Each CDI represents one share of our common stock.

This proxy statement and the accompanying proxy card were mailed to stockholders on or about the date of the notice of meeting. Throughout this proxy statement, references to “US$” and “$” are to U.S. dollars, and references to “A$” are to Australian dollars and references to “we”, “pSivida” and the “Company” refer to pSivida Corp. and, prior to June 2008, its predecessor, pSivida Limited.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 19, 2009: This proxy statement and the Annual Report for our fiscal year ended June 30, 2009 are available at                     .

VOTING INSTRUCTIONS

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•	By Mail: You may vote by signing and returning the enclosed proxy card.

•

By Internet: You may vote by Internet 24 hours a day through 12:01 a.m., November     , 2009 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 12:01 a.m., November     , 2009 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

If you vote by proxy, you may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of the proxy and voting in person.

Although we encourage stockholders to vote by mail, Internet or telephone, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting. You may obtain directions to the annual meeting by calling our office at (617) 972-6235 or e-mailing our office at afandel@psivida.com.

Voting Process for CDI Holders

Computershare, on behalf of CDN, will mail CDI holders a CDI Voting Instruction Form along with this proxy statement and the other proxy solicitation materials. By completing, signing and returning the CDI Voting Instruction Form, CDI holders may instruct CDN to vote on their behalf in accordance with their written directions.

Computershare has agreed to collect and process voting instructions from CDI holders. Computershare must receive your CDI Voting Instruction Form, completed and mailed in accordance with the instructions provided on the form, by             November     , 2009 (AEST).

If a CDI holder completes and returns a CDI Voting Instruction Form, such CDI holder may revoke those directions by delivering to Computershare, no later than              November     , 2009 (AEST), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2010 Annual Meeting and until his successor is duly elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each nominee is a current director elected by our stockholders. We do not anticipate that any nominee will become unavailable to serve.

The Board recommends that you vote FOR the election of each of the nominees as directors.

David J. Mazzo, 52

Director since 2005, Chairman of the Board and Chairman of the Compensation Committee

Dr. Mazzo is President and Chief Executive Officer, and a director, of Regado Biosciences, Inc., an antidote drug systems discovery and development company, a position that he has held since August 2008. From April 2007 to April 2008, Dr. Mazzo served as the President and Chief Executive Officer, and as a director, of AEterna Zentaris, Inc., a biopharmaceutical company. From April 2003 to March 2007, Dr. Mazzo served as President and Chief Executive Officer of Chugai Pharma USA, the U.S. affiliate of Chugai, a Japanese pharmaceutical company and a member of the Roche Group. Dr. Mazzo previously held management positions in several international pharmaceutical companies, including serving as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo is also a director of AVANIR Pharmaceuticals.

Paul Ashton, 48

Director since 2005, President & Chief Executive Officer, member of Strategy Committee

Dr. Ashton was named our President and Chief Executive Officer in January 2009 and previously served as our Managing Director from January 2007 to January 2009 and our Executive Director of Strategy from December 2005 to January 2007. From 1996 until its acquisition by pSivida in December 2005, Dr. Ashton was the President and Chief Executive Officer of Control Delivery Systems, Inc. (CDS), a drug delivery company that he co-founded in 1991. Dr. Ashton previously was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche.

Paul A. Hopper, 53

Director since 2008, Chairman of the Governance and Nominating Committee and member of the Audit and Compliance and Strategy Committees

Mr. Hopper has served as managing director of Cappello Group, Inc., an investment bank, since November 2008. Mr. Hopper was the lead director of Polynoma LLC, a private U.S. oncology biotechnology company until October/November 2008. From August 2007 to March 2008, Mr. Hopper served as Executive Chairman of Cell Aquaculture Limited, an aquaculture company, and from July 2005 to July 2007, as Executive Chairman of Bone Medical Limited, a drug delivery company. From September 2003 to February 2005, Mr. Hopper served as Managing Director of Australian Cancer Technology Limited, an oncology biotechnology company. Mr. Hopper is also a director of Somnomed Limited, Viralytics Limited and Fibrocell Science Inc.

Michael Rogers, 49

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee and the Governance and Nominating Committee

Since June 2009, Mr. Rogers has served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc.

Peter G. Savas, 61

Director since 2008, member of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee and Chairman of the Strategy Committee

Mr. Savas is Chairman and Chief Executive Officer of Alseres Pharmaceuticals, Inc., a company engaged in the development of therapeutic and diagnostic products primarily for nervous system disorders, a position that he has held since September 2004. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a biopharmaceuticals company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and as Chief Executive Officer from 1995 to 2000. Mr. Savas is a Director of Regenesis Biosciences and the Managing Partner of Tughill Partners, a life sciences consulting firm.

BOARD OF DIRECTORS

Board Committees

The Board has three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Each standing committee is comprised entirely of independent directors, and each standing committee has a written charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Board and committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for the annual appointment of the independent registered public accounting firm, oversight of the financial reporting process and oversight of legal compliance. More specifically, the Audit and Compliance Committee’s responsibilities include:

•

appointing, determining the compensation and retention of and monitoring the effectiveness and independence of the independent registered public accounting firm, including resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting;

•	appointing one or more persons responsible for internal audit functions;

•	overseeing adoption and maintenance of accounting policies and procedures;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	reviewing with the independent registered public accounting firm our interim financial statements;

•

reviewing with management, internal auditors and the independent registered public accounting firm our annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•

establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees, regarding accounting, internal accounting controls or auditing matters;

•	overseeing compliance with legal and ethical requirements;

•	reviewing and approving related party transactions; and

•	reviewing other matters that the Board deems appropriate.

The members of the Audit and Compliance Committee are currently Mr. Rogers (chair), Mr. Hopper and Mr. Savas, who have served since July 9, 2008. Previously during fiscal year 2009, the members of the Audit and Compliance Committee were Mr. Rogers (chair), Dr. Mazzo and Dr. Katherine Woodthorpe.

The Board has determined that all current and fiscal year 2009 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the Securities and Exchange Commission (SEC), The NASDAQ Stock Exchange (NASDAQ) and the Australian Securities Exchange (ASX). The Board also has determined that Mr. Rogers, Mr. Hopper and Mr. Savas are audit committee financial experts.

The Audit and Compliance Committee met four times during the fiscal year ended June 30, 2009.

Compensation Committee

The Compensation Committee is responsible for overseeing executive compensation and benefits. More specifically, the Compensation Committee’s responsibilities include:

•

evaluating and making recommendations to the Board regarding the performance and compensation of the president and chief executive officer, executive directors, executive officers and any other persons directly reporting to the president and chief executive officer;

•	reviewing and making recommendations to the Board regarding non-executive director compensation, and ensuring that non-executive director compensation is in accordance with stockholder approvals;

•	reviewing and making recommendations to the Board regarding our compensation policies, including short- and long-term incentive programs and other benefits and compensation structures;

•	reviewing and making recommendations to the Board regarding proposals for adoption of new employee or executive equity and incentive plans;

•	administering existing equity and incentive plans;

•	ensuring the implementation and effective operation of a performance management process;

•	being informed of current trends in, and legal issues associated with, executive compensation and incentive initiatives;

•

reviewing, discussing with management and making recommendations to the Board regarding the “Compensation Discussion and Analysis” required to be included in our annual reports and proxy statements; and

•	producing a “Compensation Committee Report” for inclusion in our annual proxy statement.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Savas, who have served since November 19, 2008. Previously during fiscal year 2009, the members of the Compensation Committee were Dr. Mazzo (chair), Mr. Rogers and Dr. Woodthorpe.

The Compensation Committee met ten times during the fiscal year ended June 30, 2009.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to serve as directors, advising the Board with respect to the Board composition and procedures, overseeing the evaluation of the Board and overseeing our corporate governance.

The members of the Governance and Nominating Committee are Mr. Hopper (chair), Mr. Rogers and Mr. Savas, who have served since November 19, 2008. Previously during fiscal year 2009, the members of the Governance and Nominating Committee were Dr. Woodthorpe (chair), Dr. Mazzo and Mr. Rogers from July 1, 2008 through July 9, 2008 and Dr. Woodthorpe (chair), Mr. Hopper and Mr. Savas from July 9, 2008 until November 18, 2008.

In connection with the initial appointment of Mr. Hopper and Mr. Savas as pSivida directors in July 2008, the Governance and Nominating Committee (then known as the Nomination Committee) engaged independent search consultant Levin & Company, Inc. to assist in identifying and evaluating potential director candidates. Levin & Company, Inc. identified Mr. Hopper and Mr. Savas as director candidates.

The Governance and Nominating Committee met four times during the fiscal year ended June 30, 2009.

Attendance at Board and Committee Meetings

The Board of Directors met twelve times during the fiscal year ended June 30, 2009. Each of the directors standing for election attended at least 75% of the meetings of the Board and the committees on which he served. All directors also attended our 2008 Annual Meeting, in accordance with our policy that encourages each director to attend Annual Meetings.

CORPORATE GOVERNANCE

Director Independence

The Board, based on the recommendation of the Governance and Nominating Committee, has determined that Dr. Mazzo, Mr. Hopper, Mr. Rogers and Mr. Savas are independent under applicable standards of NASDAQ and ASX. Our other director, Dr. Ashton, serves as our President and Chief Executive Officer.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee, or, in time sensitive instances, the chair of the Audit and Compliance Committee, holds responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders.

Pfizer

In April 2007, we entered into an exclusive worldwide collaborative research and license agreement with Pfizer for certain of our technologies, including the technology underlying the Medidur drug delivery device, in certain ophthalmic applications that are not licensed to Alimera. Under the terms of the agreement, we are eligible to receive up to $153.5 million in development and sales related milestones. Beginning with the first calendar quarter of 2008, Pfizer has paid us $500,000 per quarter and is required to continue to make quarterly payments of at least $500,000 until a Phase III clinical trial commences.

In accordance with the terms of the collaborative research and license agreement, Pfizer made a $6,500,000 equity investment in our predecessor’s July 2007 registered offering of units. Pfizer received 5,200,000 units in this offering, which is equivalent to 1,300,000 shares of our common stock and warrants to purchase an additional 520,000 shares. These warrants have an exercise price of $6.60 and are exercisable until the fifth anniversary of the date of issuance.

Including this July 2007 investment, Pfizer has made aggregate equity investments totaling $11.5 million in pSivida. Pfizer is our largest shareholder, owning approximately 10.2% of total shares outstanding as of September 22, 2009.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

[Name(s) of Director(s), Group of Directors or Board of Directors]

c/o Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our corporate governance principles and criteria approved by the Board from time to time. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

The Audit and Compliance Committee has reviewed the audited financial statements for our fiscal year ended June 30, 2009 and discussed these financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements. The Audit and Compliance Committee’s responsibilities include monitoring and reviewing these processes. The Audit and Compliance Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Audit and Compliance Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit and Compliance Committee has discussed with the independent registered public accounting firm such firm’s independence, and has considered whether such firm’s provision of other, non-audit related services is compatible with maintaining such firm’s independence.

Based upon the foregoing review and discussions, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended June 30, 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

Submitted By

Audit and Compliance Committee

Michael Rogers

Paul A. Hopper

Peter G. Savas

Beneficial Ownership

The tables below set forth information regarding beneficial ownership of our shares of common stock as of September 22, 2009 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and named executive officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 400 Pleasant Street, Watertown, MA 02472, United States, telephone +1 617-926-5000, facsimile +1 617-926-5050.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned
5% Beneficial Owner:
Pfizer, Inc. c/o Marc Keenan Treasurer’s Division 235 East 42nd Street New York, NY 10017 USA	1,862,093	10.18%
Midsummer Investment, Ltd. c/o Midsummer Capital, LLC 295 Madison Avenue, 38th Floor New York, NY 10017 USA	1,302,561	6.99%
ORBIS Investment Management (Australia) Pty Limited Level 2, Challis House 4-10 Martin Place Sydney, Australia NSW 2000	949,582	5.19%

Directors and Executives:
David J. Mazzo	138,000	*
Paul A. Hopper	20,000	*
Michael Rogers	117,500	*
Peter G. Savas	20,000	*
Paul Ashton(2)	518,841	2.82%
Lori Freedman	145,642	*
Leonard S. Ross	17,500	*
Michael J. Soja(3)	209,948	1.14%
All current directors and executive officers as a group	977,483	5.21%

*	Represents holdings of less than 1% of our outstanding common stock

(1)	Reflects sole voting and investment power, except as indicated below. Includes shares of common stock which each of the following persons had the right to acquire on September 22, 2009 or within sixty

(60) days thereafter through the exercise of options: Midsummer Investment, Ltd. (332,256), Dr. Mazzo (137,500), Mr. Hopper (20,000), Mr. Rogers (117,500), Mr. Savas (20,000), Dr. Ashton (88,750), Ms. Freedman (49,219), Mr. Ross (17,500) and Mr. Soja (140,937).

(2)	Of such shares, 413,310 are held directly by Dr. Ashton and 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership. All of Dr. Ashton’s options to acquire shares are held directly by Dr. Ashton.

(3)	Represents balance of shares held by Mr. Soja as of the date of his resignation and balance of options held by Mr. Soja as of September 22, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. To our knowledge, all reports were timely filed during the fiscal year ended June 30, 2009.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” below with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement on Schedule 14A and be incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Submitted By

Compensation Committee

David J. Mazzo

Michael Rogers

Peter G. Savas

Compensation Discussion and Analysis

The following discussion and analysis focuses on our compensation policies and decisions related to our named executive officers for fiscal year 2009.

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers capable of leading us to achieve our business objectives and build value for our shareholders. Accordingly, we structure our compensation program to incentivize our executive officers to further our strategic goals and to align the interests of our executive team with the interests of our shareholders. We provide a mixture of cash and equity compensation to reward short-term performance, retain our executive officers, and incentivize our executive officers and senior management to attain short- and long-term goals. We take into account positive company performance and individual contribution when determining the compensation of our executive officers.

We seek to offer levels of compensation that are competitive with compensation paid by comparable companies for comparable responsibilities and positions. We generally intend that total compensation, base salary, total cash compensation and long-term equity incentives be at approximately the 50th percentile range for executive officers in comparable positions at comparable companies, with the potential to be at up to approximately the 75th percentile for total cash compensation and long-term equity incentives based on outstanding performance.

Beginning in fiscal year 2008 and continuing into fiscal year 2009, the Compensation Committee engaged in an extensive assessment and analysis of our overall executive compensation, including the engagement of an independent compensation consultant and a peer group comparison. We strive to make our compensation decisions transparent to our shareholders and executives and thereby to achieve our objectives by communicating openly with our executive officers regarding our compensation process, pay structure and performance objectives.

Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation and benefits programs. The Compensation Committee determines option grants under the pSivida Corp. 2008 Incentive Plan and recommends executive salary and bonus compensation to our Board of Directors for their ultimate approval.

Overview of Compensation Program

Employment Agreements.

Paul Ashton, our President and Chief Executive Officer, and Lori Freedman, our Vice President for Corporate Affairs and General Counsel, are, and Michael Soja, our Vice President and Chief Financial Officer until March 20, 2009, was, employed under agreements negotiated on an arm’s-length basis in connection with the acquisition of Control Delivery Systems (CDS) by Gavin Rezos, our then Managing Director, and approved by our then Board of Directors. At the time of our acquisition of CDS, Dr. Ashton, Ms. Freedman and Mr. Soja were executive officers of Control Delivery Systems (CDS) and had change of control agreements entitling them to severance following the acquisition of CDS in the event of a reduction in compensation or a loss of title or responsibility. Our Board of Directors sought to retain Dr. Ashton, Ms. Freedman and Mr. Soja subsequent to the acquisition and to avoid paying such severance, and Mr. Rezos negotiated employment agreements with each of them that were substantially similar to their then existing agreements with CDS to achieve those ends. Each of these employment agreements provides for (or, in the case of Mr. Soja, provided for) a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Leonard Ross, our corporate controller who became our principal financial officer upon Mr. Soja’s resignation, does not have a written employment agreement with the Company.

Elements of Compensation. Our compensation program contemplates that our executive officers receive the following elements of compensation:

•

Base Salary provides fixed annual compensation and is targeted in approximately the 50th percentile range for comparable positions at comparable companies. Base salary generally represents the largest current component of annual compensation to executive officers. While the principal objective of base salary is to attract and retain highly talented executives, base salary is also used to motivate sustained individual performance in that individual performance is a factor considered by the Compensation Committee in recommending, and the Board of Directors in making, annual base salary adjustments, along with market and other considerations.

•

Annual Performance Bonuses are awarded by the Board of Directors on a discretionary basis based on the achievement of goals and objectives and are generally targeted to put the total cash compensation in approximately the 50th percentile range for comparable positions at comparable companies. In the case of exceptional company and individual performance, we may allow for total cash compensation to be at up to approximately the 75th percentile for comparable positions at comparable companies. Bonuses are generally payable in cash, although the Board of Directors retains the flexibility to pay bonuses in other forms of compensation. Bonuses are designed to reward executives for the Company’s overall performance in a given year to encourage executives to create and protect shareholder value and focus executives on short-term bonus objectives that are expected to have a positive impact on our success. Beginning with fiscal year 2009, at the start of each fiscal year, the Compensation Committee sets target total bonus as a percentage of base salary. Also beginning with fiscal year 2009, the CEO, with input from the other executive officers, proposes Company goals and a weighting for each goal, which are reviewed and modified, as appropriate, by the Compensation Committee and recommended to, and approved by, the Board. Company goals are selected and designed to promote the creation and protection of value for stockholders and to motivate high performance at the Company level. The Company goals are set with a reasonable level of difficulty that requires that our executive officers perform at a high level in order to meet the goals, and the likelihood of attaining these goals is not assured. At the end of the fiscal year, the CEO discusses with the Compensation Committee the extent to which goals were met and makes recommendation with respect to bonuses. The Compensation Committee reviews the recommendations of the CEO and recommends to the Board of Directors annual performance bonus amounts for all executive officers, including the CEO.

•	Long-Term Equity Incentive Compensation has historically been in the form of stock options but may also consist of restricted stock or other equity incentives awarded under plans approved by our stockholders. Long-term equity compensation is generally targeted at approximately the 50th percentile for ongoing grants with the potential to be at up to approximately the 75th percentile based on outstanding performance. The metric that we use to compare our option grants against option grants for comparable positions at comparable companies is a blend of the Black-Scholes valuation of options granted, the number of options granted and the annual grant as a percentage of total shares outstanding. Other factors that may affect our long-term equity compensation grants include the amount and monetary value of current options outstanding, the number of option grants made in prior years, Company and individual performance, and competitive and other factors. Our long-term equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our shareholders. Because options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for shareholders. Options generally vest over time and have historically been granted at annual intervals, thereby serving as an important retention device. Typically ten-year grants, our options provide incentives for sustained long-term performance.

•

Insurance and retirement benefits consist of health, dental, life and disability insurance and a 401(k) retirement match, and are provided to all employees. Executives have no other benefits that are not available to other employees.

In recommending and determining target total compensation, base salary, target and maximum bonus potential and equity incentives, our Compensation Committee and Board of Directors take into account individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive relative to that of other executives and any special considerations such as recruitment, promotions, organizational changes and transitional roles, the Company’s headcount, market capitalization and stage of business development. The availability of insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for our Compensation Committee’s recommendation and our Board of Director’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide perquisites to our executives.

Compensation Benchmarking

In January 2008, our Compensation Committee engaged Radford Surveys + Consulting (Radford) to advise the Compensation Committee and Board regarding our executive compensation practices. The engagement and compensation of Radford was determined by the Compensation Committee. Radford does not provide other consulting services to the Company. The Compensation Committee has sole responsibility for the selection, hiring and removal of the compensation consultant.

In August and September 2008, following a review and analysis of our executive compensation program in conjunction with our Compensation Committee, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal year 2009 (Fiscal Year 2009 Recommendations). The Fiscal Year 2009 Recommendations included a market analysis of base salary, total cash compensation, and equity compensation based on a market composite composed equally of the results of the compensation practices of a peer group of companies published in proxy statements in calendar 2008 and industry survey data for 2008 (FY 2009 Market Composite). At our Compensation Committee’s direction, Radford also conducted a review and analysis of compensation of our directors and other employees and provided a report and recommendations to our Compensation Committee. The survey data used for the FY 2009 Market Composite came from the 2007 Radford Global Life Sciences Executive Survey and the 2007 Radford Global Life Sciences Benchmark Survey and targeted public companies with less than 100 employees that were primarily focused on research and development (Phase II and Phase III). All cash compensation data reported in these surveys was increased by 4.5% by Radford for purposes of our comparison in order to update the results of the survey to 2008. The 4.5% increase was utilized by Radford by reference to the results of the Radford 2008 Q1 Quarterly Summary of Life

Sciences Industry Trends. The peer group companies used for the FY 2009 Market Composite consisted of biotechnology, pharmaceutical and drug delivery companies with then similar market capitalization, revenues and number of employees and products in similar stages of development. The peer group is composed of Achillion Pharmaceuticals, Inc., Acusphere, Inc., Alseres Pharmaceuticals, Inc., A.P. Pharma, Inc., AVANIR Pharmaceuticals, Cleveland BioLabs, Inc., CytRx Corporation, EntreMed, Inc., Genaera Corporation, Hana Biosciences, Inc., Inhibitex, Inc., Introgen Therapeutics, Inc., Optimer Pharmaceuticals, Inc., OXiGENE, Inc., and Titan Pharmaceuticals, Inc.

In June 2009, Radford, at the request of our Compensation Committee, updated the FY 2009 Market Composite for equity compensation (the Updated FY 2009 Market Composite) to reflect changes in market conditions and pSivida’s stock price. In this analysis, Radford used the 2008 survey and peer group data contained in the FY 2009 Market Composite and adjusted the data across the board only to reflect (a) the Company’s updated 30-day average share price of $1.66 per share on May 28, 2009 and (b) a downward adjustment of market equity values by 34%, which was the average share price decrease of our peer group companies from May 30, 2008, the effective date of the peer group stock prices in the FY 2009 Market Composite, to May 29, 2009.

Fiscal Year 2009 Executive Compensation

Compensation for our executive officers with respect to fiscal year 2009 was as follows:

•

Fiscal 2009 Base Salary and Bonus Target. With respect to fiscal year 2009, in September 2008, upon completion of the Compensation Committee’s review with Radford of the executive officers’ compensation, our Compensation Committee recommended, and our Board set, each then executive officer’s target total cash compensation for fiscal year 2009 in line with the 50th percentile range of the FY 2009 Market Composite. As a result, Dr. Ashton’s base salary was increased to $330,000 for fiscal year 2009, and his target bonus percentage was set at 50% of his base salary; Ms. Freedman’s base salary was increased to $286,125, and her target bonus was set at 30% of her base salary; and Mr. Soja’s salary was unchanged, and his target bonus was set at 30% of his base salary.

Because Mr. Ross was not an executive officer in September 2008, Dr. Ashton set his target total cash compensation, which was generally in line with the 50th percentile range of the FY 2009 Market Composite for corporate controllers and finance directors. In September, 2008, Dr. Ashton set Mr. Ross’ fiscal year 2009 salary at $157,985, reflecting a 5% across-the-board salary increase for our employees (other than executive officers), and his fiscal year 2009 target bonus percentage at 20% of his base salary. In June 2009, based on Dr. Ashton’s recommendation, the Board increased Mr. Ross’ fiscal year 2009 target bonus percentage to 25% to reflect Mr. Ross’ increased responsibilities as principal financial officer following Mr. Soja’s resignation.

•

Fiscal 2009 Annual Performance Bonus. With respect to fiscal year 2009, the annual award for each of the executive officers was based on the achievement of corporate goals. The Compensation Committee recommended, and the Board established, performance goals for fiscal year 2009, which were as follows:

Corporate Goal Category	Percent of Total Bonus Allocation Relating to Corporate Goals	Minimum	Target	Exceeds
Finance	40%	Year end cash balance of $4.5m	Year end cash balance of $5m	Year end cash balance of $5m and presentation of appropriate strategic proposals for cash management
Business Development	30%	Execution of one funded technology evaluation agreement	Execution of two funded technology evaluation agreements	Execution of two funded technology evaluation agreements and one license agreement
Product Development	30%	Generate data to support filing of IND in dry-AMD	Provide materials for timely initiation of clinical trial in dry-AMD	Generate data to support filing of IND in dry-AMD, provide materials for timely initiation of clinical trial in dry-AMD and file IND for new product

On June 25, 2009, the Compensation Committee recommended, and the Board approved, payment of bonuses at target for Dr. Ashton, Ms. Freedman and Mr. Ross. In making these determinations, the Compensation Committee determined that the Company exceeded the financial goal, achieved the minimum business development goal and met the target product development goal. Accordingly, the Compensation Committee recommended, and the Board approved, target bonuses for each of Dr. Ashton, Ms. Freedman and Mr. Ross. To conserve cash, the Compensation Committee recommended, and the Board approved, payment of two-thirds of Dr. Ashton’s and Ms. Freedman’s bonuses in fully vested shares of the Company’s Common Stock with the remainder in cash. For Ms. Freedman, the value of such shares was determined on June 25, 2009. As payment of Dr. Ashton’s bonus in stock is subject to stockholder approval in accordance with ASX requirements, his shares will be valued on the date of approval at the 2009 Annual Meeting. If shareholders do not approve such payment in shares, Dr. Ashton will be paid all of his bonus in cash.

•

Long-Term Equity Incentive Compensation. In June 2009, our Compensation Committee awarded an option to purchase 95,000 shares to Ms. Freedman, an option to purchase 50,000 shares to Mr. Ross, and subject to stockholder approval, an option to purchase 315,000 shares to Dr. Ashton. Dr. Ashton and Ms. Freedman agreed to amend the terms of their employment contracts with respect to these options such that on a termination of their employment without cause by the Company or upon their resignation from the Company for good cause, any unvested portion of these stock options that would have vested as of the first anniversary of the cessation of his or her employment would vest immediately prior to such cessation of employment and the remaining unvested portion of the stock option would be forfeited. These grants were at the 75th percentile range of the Updated FY 2009 Market Composite for comparable positions. In making these grants, our Compensation Committee determined that these grants were appropriate to reward the performance of our executive officers in fiscal year 2009, to provide retention and incentives in that the value of all outstanding options held by our executive officers were below then current market value and to bring the equity participation of our executive officers, based on the peer group and survey information, to approximately the 50th percentile on an aggregate potential ownership basis (as a percentage of total common shares outstanding).

Termination-Based Compensation

We made termination-based payments to Mr. Soja in conjunction with his resignation, effective March 20, 2009. Under the terms of his employment agreement, as amended by his resignation letter dated March 11, 2009, we agreed to pay him a total of $413,149, payable in 11 consecutive monthly installments, commencing in March 2009. In addition, we agreed that options to purchase 110,000 shares granted to Mr. Soja in fiscal year 2009 (for fiscal year 2008 performance) were vested and became exercisable on the effective date of Mr. Soja’s resignation and remain exercisable for one year from that date. We obtained a release from Mr. Soja from any potential claims that he might have against the Company in exchange for this termination-based compensation.

Pursuant to our agreements with Dr. Ashton and Ms. Freedman, we have agreed to make severance payments in certain circumstances described under “Potential Payments Upon Termination or Change In Control.” We provided these agreements because we believe that it is important to define the relative obligations of pSivida and these named executive officers, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We do not have any severance or change of control agreements with Mr. Ross in the event of termination of his employment.

Fiscal Year 2010 Compensation Developments

In June 2009, our Compensation Committee determined that in light of market conditions, it would not recommend any base salary merit increases for Dr. Ashton or Ms. Freedman for fiscal year 2010. The Board set their fiscal year 2010 target bonus percentages at 50% and 30%, respectively, such that each executive officer’s target total cash compensation for fiscal year 2010 remained in line with the 50th percentile range for executives in comparable positions at comparable companies. Based on Dr. Ashton’s recommendation, the Board increased Mr. Ross’ fiscal year 2010 base salary to $189,000 and set his target bonus percentage to 25%.

Role of Management

In fiscal year 2009, our executive officers played a limited role in the determination of compensation. With input from our other executive officers, the CEO developed proposed Company goals for use in the determination of discretionary fiscal year 2009 executive bonuses. The Compensation Committee revised these Company goals, and the Board approved them. At the end of fiscal year 2009, the CEO reviewed with the Compensation Committee the extent to which these goals were achieved and recommended the payment of bonuses at target and, to conserve cash, the consideration of payment of all or a substantial portion of bonuses for Ms. Freedman and himself in stock. Dr. Ashton set Mr. Ross’s base salary and initial bonus target for fiscal year 2009 and recommended Mr. Ross’s fiscal year 2009 bonus and option grant and his fiscal year 2010 base salary, bonus and option grant.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and our other executive officers. We generally structure the value of our cash and stock compensation to fall below this limit, and our stock options to comply with exemptions in Section 162(m), so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and recommends to the Board any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to retain, terminate and determine the fees and terms of engagement of compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

As set forth in more detail in “Compensation Discussion and Analysis—Role of Management”, the executive officers had limited involvement in determining or recommending the amount or form of executive and director compensation in fiscal year 2009. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Compensation consultant Radford Surveys + Consulting was engaged directly by the Compensation Committee. Under the terms of its engagement, Radford advised the Compensation Committee regarding compensation design for fiscal year 2009 and long-term incentive design and strategies.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our principal executive officer, our former and current principal financial officers and our other executive officer (the “Named Executive Officers”).

Summary Compensation

The following table and footnotes provide additional information concerning the compensation of the Named Executive Officers for the fiscal years ended June 30, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(4)	Option Awards(5)(6)	All Other Compensation(7)	Total
Paul Ashton	2009	$330,000	$165,000	(3)	$—	$87,669	$12,694	$595,363
President and Chief Executive Officer	2008	300,000	150,000		—	12,455	10,559	473,014
	2007	300,000	25,832		62,283	—	13,820	401,935

Lori Freedman	2009	286,125	85,838	(3)	—	119,082	12,285	503,330
Vice President for Corporate Affairs, General Counsel and Company Secretary	2008	272,497	81,749		—	35,609	11,934	401,789
	2007	272,497	55,308		142,941	13,815	14,255	498,816

Leonard S. Ross(1)	2009	157,985	39,375		—	40,550	9,126	247,036
Corporate Controller

Michael J. Soja(2)	2009	198,259	—		—	91,937	435,793	725,989
Former Vice President Finance, Chief Financial Officer and Treasurer	2008	272,497	81,749		—	35,609	11,584	401,439
	2007	272,497	54,242		136,640	13,815	11,530	488,724

(1)	Mr. Ross became principal financial officer on March 21, 2009. Prior to that date, he was not an executive officer.

(2)	Mr. Soja resigned effective March 20, 2009.

(3)	Dr. Ashton’s and Ms. Freedman’s bonuses for fiscal year 2009 are intended to be payable one-third in cash and two-thirds in stock. As a result, Ms. Freedman received 31,616 shares of pSivida common stock, which is equal to $57,225 divided by the closing market price of pSivida common stock on June 25, 2009, the date of grant. The stock portion of Dr. Ashton’s bonus is subject to stockholder approval at the annual stockholders meeting, and will be paid in cash if the stockholders do no approve the stock grant. The number of shares to be awarded to Dr. Ashton will be based upon the closing market price of pSivida common stock on the date of grant, which is intended to be the date of the annual general meeting.

(4)	The amounts reflect the amortization of deferred compensation, excluding forfeitures, over the vesting period. Dr. Ashton forfeited 11,510 shares of common stock in relation to his stock award.

(5)	Option awards reflect the amounts recognized for financial statement reporting purposes, excluding forfeitures, in accordance with SFAS 123R and using the Black-Scholes valuation model, for all awards pursuant to the Employee Share Option Plan and the 2008 Incentive Plan. Those amounts reflect the grant date fair value of awards amortized over the applicable vesting periods. Accordingly, the amounts in this column do not reflect the total value of the awards that were granted in any fiscal year period. Assumptions used in the calculation of these amounts are included in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2009. Dr. Ashton’s, Ms. Freedman’s and Mr. Soja’s fiscal year 2008 and 2007 option awards include the revaluation of a December 2005 option grant due to their undefined performance condition vesting requirements. This revaluation resulted in a reversal of fiscal year 2007 expenses, which reversal is not reflected in the above table.

(6)	Option awards issued pursuant to the Employee Share Option Plan were converted from Australian to U.S. dollars using the average exchange rates during the periods.

(7)	The table below shows amounts under All Other Compensation:

		Company paid amounts for life insurance	Company contributions to 401(k) plan	Severance Pay	Other		Total
Paul Ashton	2009	$444	$12,250	$—	$—		$12,694
	2008	684	9,875	—	—		10,559
	2007	630	13,190	—	—		13,820
Lori Freedman	2009	444	11,841				12,285
	2008	684	11,250	—	—		11,934
	2007	630	13,625	—	—		14,255
Leonard S. Ross	2009	351	8,775	—	—		9,126
Michael J. Soja	2009	976	9,036	413,149	12,632	(*)	435,793
	2008	684	10,900	—	—		11,584
	2007	630	10,900	—	—		11,530

(*)	Payment of unused accrued vacation

During fiscal years 2009, 2008 and 2007, Dr. Ashton, Ms. Freedman and Mr. Soja (until his resignation effective March 20, 2009) were employed under employment agreements with pSivida. Each employment agreement provided an annual minimum base salary, which for Dr. Ashton was $300,000 and for each of Ms. Freedman and Mr. Soja was $272,497. During fiscal year 2009, the Board of Directors, upon the recommendation of the Compensation Committee, increased Dr. Ashton’s and Ms. Freedman’s salaries to $330,000 and $286,125, respectively. There was no fiscal year 2009 increase to Mr. Soja’s base salary.

Mr. Ross does not have a written employment agreement with us. The Board of Directors, upon the recommendations of the Compensation Committee after consultation with Dr. Ashton, determined that his base salary for fiscal year 2009 would be $157,985.

The employment agreements of Dr. Ashton, Ms. Freedman and Mr. Soja also provided for discretionary bonuses, stock option grants, life insurance and matching 401(k) contributions and for participation in our medical, dental and disability insurance plans. Mr. Ross was also eligible to receive each of these forms of compensation.

In addition, under Mr. Soja’s employment agreement, as amended by the resignation letter agreement dated March 11, 2009, we agreed to the severance arrangements set forth in “Potential Payments Upon Termination or Change In Control—Michael J. Soja” below.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to the Named Executive Officers during the fiscal year ended June 30, 2009.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units		All Other Option Awards; Number of Securities Underlying Options(1)	Exercise Price(2)	Grant Date Fair Value of Stock and Option Awards(3)
Paul Ashton	11/18/08			280,000	$1.13	$240,396
Lori Freedman	09/04/08			100,000	2.90	206,568
	09/10/08			10,000	2.77	19,736
	06/25/09	31,616	(4)			57,225
	06/25/09			95,000	1.81	135,168
Leonard S. Ross	09/11/08			40,000	2.85	81,203
	06/25/09			50,000	1.81	71,142
Michael J. Soja	09/04/08			100,000	2.90	206,568
	09/10/08			10,000	2.77	19,736

(1)	Mr. Soja’s options vested on March 20, 2009. Each of the options granted to Dr. Ashton, Ms. Freedman and Mr. Ross vest in four equal annual installments, commencing in each case on the first anniversary of the date of grant.

(2)	The exercise price reflects the closing market price of our common stock on the date of grant.

(3)	The grant date fair value of each option grant is determined in accordance with SFAS 123R.

(4)	Ms. Freedman received this fully vested grant as the stock portion of her bonus for fiscal year 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for the Named Executive Officers as of June 30, 2009:

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price		Option Expiration Date
Name	Exercisable(1)	Unexercisable(1)(2)	Unearned(1)(3)
Paul Ashton	8,807	—	—	$9.0936		08/25/09	(5)
	6,250	—	6,250	29.6166	(4)	09/30/10
	6,250	12,500	—	4.4264	(4)	09/30/12
	—	280,000	—	1.1300		11/18/18
Lori Freedman	2,969	—	2,969	29.6166	(4)	09/30/10
	4,167	2,083	—	10.4624	(4)	09/30/11
	6,250	12,500	—	4.4264	(4)	09/30/12
	—	100,000	—	2.9000		09/04/18
	—	10,000	—	2.7700		09/10/18
	—	95,000	—	1.8100		06/25/19
Leonard S. Ross	5,000	2,500	—	10.4624	(4)	09/30/11
	—	40,000	—	2.8500		09/11/18
	—	50,000	—	1.8100		06/25/19
Michael J. Soja	5,938	—	—	29.6166	(4)	03/20/10
	6,250	—	—	10.4624	(4)	03/20/10
	18,750	—	—	4.4264	(4)	03/20/10
	100,000	—	—	2.9000		03/20/10
	10,000	—	—	2.7700		03/20/10

(1)	The option numbers represent options to acquire shares of common stock or, if the option is denominated in CDIs, common stock equivalents. Each CDI represents one share of common stock.

(2)	The 2,083 and 2,500 unexercisable options held by Ms. Freedman and Mr. Ross, respectively, vest on October 18, 2009. The 12,500 unexercisable options held by each of Dr. Ashton and Ms. Freedman vest in two equal installments on October 18, 2009 and 2010. The 100,000 and 10,000 unexercisable options held by Ms. Freedman vest in four equal annual installments commencing September 4, 2009 and September 10, 2009, respectively. The 40,000 unexercisable options held by Mr. Ross vest in four equal annual installments commencing September 11, 2009. The 280,000 unexercisable options held by Dr. Ashton vest in four equal annual installments commencing November 18, 2009. The 95,000 and 50,000 unexercisable options held by Ms. Freedman and Mr. Ross, respectively, vest in four equal annual installments commencing June 25, 2010.

(3)	The vesting date for the 6,250 options held by Dr. Ashton and the 2,969 options held by Ms. Freedman was originally scheduled for December 30, 2007. However, the options did not vest on that date, because the options’ vesting was and remains subject to performance conditions that have not yet been defined.

(4)	The exercise price of options denominated in Australian dollars was converted to U.S. dollars using the exchange rate at June 30, 2009 (A$1.00 = $0.8048).
(5)	These options expired on August 25, 2009 without having been exercised.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any options during fiscal year 2009.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Dr. Ashton and Ms. Freedman each has a contract with us that provides for potential payments in connection with his or her termination. If the severance provisions in the Named Executive Officers’ contracts had been triggered on June 30, 2009, the Named Executive Officers would have been entitled to payments in the following amounts:

	Salary	Bonus	Medical/ Life/ Disability Insurance	Total
Paul Ashton(1)(2)	$330,000	$165,000	$1,233	$496,233
Lori Freedman(2)(3)	286,125	167,587	31,918	485,630
Leonard S. Ross(4)	—	—	—	—
Michael J. Soja(5)	—	—	—	—

(1)	The above table does not take into account up to $800,000 that Dr. Ashton could receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months. Any amounts paid to Dr. Ashton as severance would result in a dollar-for-dollar reduction in the amount paid to him under this non-competition agreement.

(2)	The above table assumes lump sum payments for one year of medical, dental, life and disability insurance premiums for Ms. Freedman and of dental, life and disability insurance premiums for Dr. Ashton, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton and Ms. Freedman would elect their current coverage under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The severance amount for Ms. Freedman has been calculated on the assumption that making such payments would not be limited or precluded by Internal Revenue Code Section 280G, and without regard to whether such payments would subject Ms. Freedman to the federal excise tax levied on certain “excess parachute payments” under Internal Revenue Code Section 4999. In the event that either of the above Code provisions was triggered by these severance payments, such severance payments would be reduced to the extent necessary to maximize the executive officer’s total after-tax payments.

(4)	We do not have any contractual obligation to make any severance or change in control payments to Mr. Ross.

(5)	As of June 30, 2009, Mr. Soja remained entitled to aggregate severance payments totaling $262,913 and insurance premium payments through March 20, 2010 under the severance arrangements described in more detail below.

The severance arrangements of each of the Named Executive Officers as of June 30, 2009 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without cause, or by Dr. Ashton with good cause, would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his current annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved. The bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, all options held by Dr. Ashton (except the options granted in fiscal year 2009 under the 2008 Incentive Plan and those currently proposed to be granted subject to stockholder approval (Dr. Ashton’s Incentive Plan Options)) would vest and become exercisable upon such termination, and would remain exercisable for a period of six months thereafter (except that incentive stock options (ISOs) would be exercisable for only three months thereafter With respect to Dr. Ashton’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Dr. Ashton with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable for three months thereafter. Upon any such termination within 24 months of a change in control, any unvested portion of Dr. Ashton’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable for a period of one year thereafter. Termination by us for cause, or by Dr. Ashton without good cause, would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for cause, or by Dr. Ashton without good cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without cause, or by Dr. Ashton for good cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangement with us would reduce the amount that we were required to pay under his non-competition agreement on a dollar-for-dollar basis.

Lori Freedman

Termination of Ms. Freedman’s employment by us without cause, or by Ms. Freedman with good cause, would require us to pay severance to Ms. Freedman. Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment may be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to Ms. Freedman for a period of one year if she so elected. Additionally, all options held by Ms. Freedman (except the options granted during fiscal year 2009 under the 2008 Incentive Plan (Ms. Freedman’s Incentive Plan Options)) would vest and become exercisable upon termination, and would remain exercisable for a period of one year following the date of termination (except that ISOs would be exercisable for only three months thereafter), and all restricted stock would vest and no longer be subject to forfeiture. With respect to Ms. Freedman’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Freedman with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable for three months thereafter. Upon any such termination within 24 months of a change in control, any unvested portion of Ms. Freedman’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable for a period of one year thereafter. Termination by us for cause or by Ms. Freedman without good cause would not require us to pay any severance to Ms. Freedman.

Leonard S. Ross

We do not have any severance obligations to Mr. Ross.

Michael J. Soja

Mr. Soja resigned effective March 20, 2009. Under the terms of Mr. Soja’s employment agreement, as amended by his resignation letter agreement dated March 11, 2009, we agreed to provide severance benefits as though his employment had been terminated by us without cause or by Mr. Soja with good cause. We agreed to pay Mr. Soja a total of $413,149, payable in 11 consecutive monthly installments, commencing in March, 2009 and ending January 2010. The Company is also paying medical, dental, life and disability insurance premiums for Mr. Soja for a period of one year through March 20, 2010. Assuming that there are no increases in insurance premiums during the period, aggregate premium payments made by pSivida on behalf of Mr. Soja will total $34,042. In addition, we agreed that the options granted to Mr. Soja in fiscal year 2009 (for performance in fiscal year 2008) over 110,000 shares of the Company’s common stock were deemed to have automatically and immediately vested and become exercisable on the effective date of Mr. Soja’s resignation. Such options remain exercisable for one year from that date. We obtained a release from Mr. Soja from any potential claims that he might have against the Company in exchange for this termination based compensation. Mr. Soja also received a lump sum payment of $12,632 for unused accrued vacation, net of any applicable taxes.

Director Compensation

For fiscal year 2009, our non-executive directors were entitled to receive the following compensation:

•	annual retainer fee of $55,000 for the Board chair and $35,000 for each other Board member;

•	annual retainer fee of $15,000 for the chair and $5,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $10,000 for the chair and $4,000 for each other member of the Compensation Committee;

•	annual retainer fee of $7,500 for the chair and $2,000 for each other member of the Nomination Committee;

•	monthly retainer fee of $12,000 for November 2008 and $6,000 for each month thereafter, in each case for each member of the Strategy Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter; and

•	subject to stockholder approval at the 2009 Annual Meeting, options to purchase 45,000 shares in the case of Dr. Mazzo and 30,000 shares in the case of each of Mr. Rogers, Mr. Hopper and Mr. Savas.

Each of our non-executive directors also received options at the time of our 2008 Annual Meeting as set forth in footnote (2) to the table below. A portion of the options granted to Dr. Mazzo and Mr. Rogers at this time related to prior year performance.

Dr. Ashton received no additional compensation for serving as a director or committee member.

Director compensation for fiscal year 2010 is expected to be similar to compensation paid in fiscal year 2009.

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2009:

Name	Fees Earned or Paid in Cash	Option Awards(2)(3)	All Other Compensation	Total
David J. Mazzo	$65,000	$71,346	$—	$136,346
Paul A. Hopper	99,407	19,056	—	118,463
Michael Rogers	55,239	61,261	—	116,500
Peter G. Savas	98,478	19,056	—	117,534
Katherine Woodthorpe(1)	21,471	1,872	2,832	26,175

(1)	Dr. Woodthorpe resigned as a director, effective November 18, 2008. The amounts shown for Dr. Woodthorpe were converted from Australian dollars (in which she was paid) to U.S. dollars using the exchange rate on each respective payment date. The amount shown for Dr. Woodthorpe under “All Other Compensation” relates to superannuation expense accrued on Dr. Woodthorpe’s director fees.

(2)	Reflects the amounts recognized for financial statement reporting purposes for fiscal year 2009 in accordance with SFAS 123R. Option awards granted prior to the reincorporation in June 2008 were converted from Australian dollars to U.S. dollars using the average exchange rate during fiscal year 2009. Option awards were valued using the Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2009. No stock awards were granted during fiscal year 2009. In fiscal year 2009, Dr. Mazzo received an option to purchase 120,000 shares, Mr. Rogers received an option to purchase 100,000 shares, and each of Mr. Hopper and Mr. Savas received options to purchase 60,000 shares. The grant date fair value for the option award issued to Dr. Mazzo was $98,612, the grant date fair value for the option award issued to Mr. Rogers was $82,177 and the grant date fair value for the option awards issued to each of Mr. Hopper and Mr. Savas was $50,811.

(3)	The following table shows the number of outstanding shares underlying option awards for our non-executive directors as of June 30, 2009. No option awards are shown for Dr. Woodthorpe, as her option awards expired in accordance with their terms prior to June 30, 2009.

Name	Outstanding Option Awards
David J. Mazzo	143,750
Paul A. Hopper	60,000
Michael Rogers	123,750
Peter G. Savas	60,000

PROPOSAL 2: AMENDMENT TO 2008 INCENTIVE PLAN TO INCREASE NUMBER

OF SHARES AUTHORIZED FOR ISSUANCE

Our Board of Directors believes that equity incentives are important tools in motivating the performance of our officers, key employees and directors. As of September 22, 2009, only 82,384 shares remained available for grant of future equity awards under the pSivida Corp. 2008 Incentive Plan (Incentive Plan). Upon the recommendation of the Compensation Committee, the Board of Directors has approved, subject to stockholder approval, an amendment to the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan by 1,000,000 shares to 2,750,000 shares of common stock. If stockholders do not approve this increase, the Board will be unable to make the proposed stock and option grants under proposals 4, 5 and 6 below, even if stockholders approve those proposed stock and option grants.

The Board recommends that you vote FOR proposal 2, the approval of the increase in the number of shares authorized for issuance under the Incentive Plan.

PROPOSAL 3: AMENDMENT TO 2008 INCENTIVE PLAN TO INCLUDE AN

“EVERGREEN” PROVISION

The Compensation Committee also has approved, subject to stockholder approval, a further amendment to the Incentive Plan to include an “evergreen” provision that provides for automatic annual increases in the number of shares authorized for issuance. Under this provision, the maximum number of shares issuable under the Incentive Plan would be increased annually as of the first day of each of our fiscal years 2011 through 2018, by an additional number of shares equal to the least of (a) 750,000 shares of common stock, (b) 4% of the number of then outstanding shares of common stock and (c) any such lesser number of shares of common stock as is determined by the Compensation Committee. Approval of this proposal will ensure that the company will be able to continue to issue equity compensation to key personnel in future years. If stockholders approve this “evergreen” provision by approving proposal 3, but do not approve proposal 2 which increases the number of authorized shares under the Incentive Plan immediately, we will not be able to make grants under the Incentive Plan until fiscal year 2011.

The Board recommends that you vote FOR proposal 3, the approval of the inclusion of an “evergreen” provision in the pSivida Corp. 2008 Incentive Plan.

PROPOSAL 4: APPROVAL OF CEO STOCK BONUS IN LIEU OF CASH BONUS

For fiscal year 2009, Dr. Paul Ashton, our President and Chief Executive Officer, earned a bonus of $165,000. (For a discussion of the criteria for awarding this bonus, see “Compensation Discussion and Analysis” above.) To conserve our cash resources, the Compensation Committee recommends that two-thirds of this fiscal year 2009 bonus be paid in common stock rather than cash. As a result, the Compensation Committee has approved, subject to stockholder approval, the award to Dr. Ashton of common stock under the Incentive Plan with a value of $110,000. Because Dr. Ashton is a director, ASX Listing Rules require stockholder approval of his common stock grant. If stockholders do not approve this proposal 4, Dr. Ashton will instead receive an additional $110,000 in cash.

The proposed stock grant to Dr. Ashton will not have any effect upon the rights of existing security holders, excepting a reduction of their percentage ownership in pSivida by less than 1%, as calculated using our stock price on September 22, 2008.

The Board recommends that you vote FOR proposal 4, the approval of the stock bonus in lieu of a cash bonus to Dr. Ashton. Approval of this proposal also requires approval of proposal 2.

Material Terms of the Proposed Grant

Dr. Ashton’s stock award, if approved by stockholders, would be for the number of shares of our common stock equal to $110,000 divided by the closing price of our common stock on NASDAQ on the date on which stockholders approve the award at the Annual Meeting. The stock would be “unrestricted stock”, which means that it would not be subject to any special restrictions under the Incentive Plan, and would be freely tradable by Dr. Ashton, subject to applicable securities laws.

The proposed grant is being issued for no cash consideration. There are no loans being made in relation to the proposed grant, and no directors or associates of directors have received securities under the Incentive Plan since the last stockholder approval.

PROPOSAL 5: APPROVAL OF ANNUAL OPTION GRANT TO CEO

The Compensation Committee provides annual equity incentives to our officers as part of their annual compensation. In the case of Dr. Ashton, the Compensation Committee has approved, subject to stockholder approval, the grant of an option to purchase 315,000 shares of common stock under the Incentive Plan. Because Dr. Ashton is a director, ASX Listing Rules require stockholder approval of his option grant. For a discussion of the analysis undertaken in making this award, see “Compensation Discussion and Analysis” above.

The proposed option grant to Dr. Ashton will not have any effect upon the rights of existing security holders, excepting a potential reduction of their percentage ownership in pSivida by less than 2%.

The Board recommends that you vote FOR proposal 5, the approval of the option grant to Dr. Ashton. Approval of this proposal also requires approval of proposal 2.

Material Terms of the Proposed Grant

Dr. Ashton’s option, if approved by stockholders, would have an exercise price per share equal to the closing price on NASDAQ of a share of our common stock on the date of grant, being the date on which stockholders approve the grant at the Annual Meeting. The option would vest and become exercisable in four equal portions on the first, second, third and fourth anniversaries of the date of grant, and would expire on the tenth anniversary of the date of grant. If Dr. Ashton’s employment were terminated by reason of an involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the option granted to him that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination. If Dr. Ashton’s employment were terminated within 24 months after a change of control by reason of an involuntary termination without cause or a voluntary termination for good cause, the option granted to him automatically would vest and remain exercisable for one year. The option is otherwise subject to the terms of the Incentive Plan and the federal income tax consequences set forth in the “Description of Incentive Plan” below.

The proposed grant is being issued for no cash consideration and there are no loans being made in relation to the proposed grant.

PROPOSAL 6: APPROVAL OF OPTION GRANTS TO NON-EXECUTIVE DIRECTORS

The Compensation Committee has approved, subject to stockholder approval, option grants to our four non-executive directors under the Incentive Plan in the amount of 30,000 shares of common stock for each of Paul A. Hopper, Michael Rogers and Peter G. Savas and 45,000 shares for David J. Mazzo, the chairman of our Board.

The Compensation Committee has determined that option grants of 30,000 shares to each of Mr. Hopper, Mr. Rogers and Mr. Savas are appropriate to retain high-quality directors, and are consistent with competitive director equity compensation in peer companies. The Compensation Committee further has determined that the larger option grant of 45,000 shares to Dr. Mazzo is appropriate to reflect his additional contribution and time commitment as chairman of the Board. In determining each of these proposed option grants, the Compensation Committee sought the advice of compensation consulting firm Radford Surveys + Consulting and considered peer group and survey information. Option grants to directors require stockholder approval under ASX Listing Rules.

The proposed option grants will not have any effect upon the rights of existing security holders, excepting a potential aggregate reduction of their percentage ownership in pSivida by less than 1%.

The proposed option grants are independent of one another, and each proposal will be voted on separately as follows:

•	Proposal 6.1 – grant of options to Paul A. Hopper

•	Proposal 6.2 – grant of options to Michael Rogers

•	Proposal 6.3 – grant of options to Peter G. Savas

•	Proposal 6.4 – grant of options to David J. Mazzo

The Board recommends that you vote FOR proposal 6, the grant of options to each of Mr. Hopper, Mr. Rogers, Mr. Savas and Dr. Mazzo. Approval of this proposal also requires approval of proposal 2.

Material Terms of the Proposed Grants

The options, if approved by stockholders, would have an exercise price per share equal to the closing price on NASDAQ of a share of our common stock on the date of grant, being the date of stockholder approval at the Annual Meeting. The options would vest and become exercisable on the first anniversary of the date of grant, and would expire on the tenth anniversary of the date of grant. If a director’s Board service were terminated after a change of control, the option granted to that director automatically would vest and remain exercisable for one year. The options are otherwise subject to the terms of the Incentive Plan and the federal income tax consequences set forth in “Description of Incentive Plan” below.

The proposed grants are being issued for no cash consideration. There are no loans being made in relation to the proposed grants, and no directors or associates of directors have received securities under the pSivida Corp. 2008 Incentive Plan since the last approval.

DESCRIPTION OF INCENTIVE PLAN

Incentive Plan Terms

The following summary describes material features of the pSivida Corp. 2008 Incentive Plan, and may not contain all of the information that you may wish to know about the Incentive Plan. If the following summary and the terms of the Incentive Plan conflict in any way, then the terms of the Incentive Plan will control.

Purpose

We have established the Incentive Plan in order to advance pSivida’s interests by providing for the grant of stock-based and other incentive awards to key employees and others.

Participation

Our directors, executives, key employees and others who, in the Compensation Committee’s opinion, are in a position to make a significant contribution to our success are eligible to participate in the Incentive Plan. As of September 22, 2009, approximately twenty-six individuals, including three executive officers, were eligible to participate in the Incentive Plan.

Administration

The Compensation Committee currently administers the Incentive Plan. The Compensation Committee may delegate any of its powers and responsibilities with respect to the Incentive Plan to one or more Compensation Committee members. The Compensation Committee also may delegate certain of its powers and responsibilities with respect to the Incentive Plan to one or more of our officers, employees and other persons whom the Compensation Committee deems appropriate.

Subject to the terms of, and certain limitations contained in, the Incentive Plan, the Compensation Committee has discretionary authority to:

•	interpret and amend the Incentive Plan, including terminating the Incentive Plan by ceasing to make awards;

•	determine eligibility for, and grant, awards under the Incentive Plan;

•	determine, modify and waive the terms and conditions of awards under the Incentive Plan;

•	prescribe forms, rules and procedures with respect to the Incentive Plan; and

•	otherwise do all things necessary to carry out the purposes of the Incentive Plan.

Term, Termination and Amendments

The Incentive Plan’s term is limited to 10 years. No awards may be made after March 30, 2018, but previously granted awards may continue beyond that date in accordance with their terms.

The Incentive Plan may be earlier terminated with respect to any future grants of awards by the Compensation Committee. The Incentive Plan also may be amended by the Compensation Committee. However, the Compensation Committee generally may not alter the terms of a previously granted award in a way that materially and adversely affects the holder’s rights without the holder’s consent. The Compensation Committee also may not extend the term of the Incentive Plan without our stockholders approval.

Limits on Awards

The Incentive Plan as currently in effect permits the grant of no more than 1,750,000 shares of common stock in satisfaction of awards. Proposal 2 would increase this authorization to 2,750,000 shares. Proposal 3 would provide for additional annual increases as of the first day of each of our fiscal years 2011 through 2018, inclusive, of a number of shares equal to the least of (i) 750,000 shares of common stock, (ii) 4% of the number of then outstanding shares of common stock and (iii) any such lesser number of shares of common stock as is determined by the Compensation Committee.

The Incentive Plan also permits no more than 1,062,500 shares of common stock to be subject to awards granted to any one person in any one calendar year, and permits no more than $1 million to be payable in cash awards to any one person in any one calendar year.

Adjustments to Awards

The Incentive Plan permits adjustments to awards to reflect changes in our capital structure. If a change in our capital structure occurred, such as a stock dividend, a stock split, a combination of shares (including a reverse stock split) or a recapitalization, then the Compensation Committee would be required to make the appropriate adjustments to:

•	the maximum number of shares that could be issued in satisfaction of awards;

•	the maximum number of shares that could be issued in satisfaction of awards to individual persons;

•	the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted;

•	any exercise prices relating to awards; and

•	any other provisions of awards affected by the change in our capital structure.

The Compensation Committee also could make such adjustments to take into account distributions to stockholders other than stock dividends or normal cash dividends, to take into account mergers, consolidations, acquisitions, dispositions or similar transactions involving our common stock or to otherwise prevent distortion in the operation of the Incentive Plan and to preserve the value of the awards granted under the Incentive Plan.

Types of Awards

The following types of awards may be granted under the Incentive Plan:

•

Stock Options. The Incentive Plan permits grants of both incentive stock options (ISOs) and nonqualified stock options (NSOs). ISOs may be granted only to our and our subsidiaries’ employees, and are non-transferable except at death. NSOs may be granted to anyone eligible to participate in the Incentive Plan, and are non-transferable except at death or as expressly provided by the Compensation Committee. Each of an ISO and an NSO entitles the holder to receive shares of common stock upon paying a fair market value, or higher, exercise price that is determined by the Compensation Committee on the stock option’s grant date.

•

Stock Appreciation Rights. The Incentive Plan permits grants of stock appreciation rights (SARs). A SAR entitles the holder, upon exercise of the SAR, to receive an amount of cash or shares of common stock equal to a function of the amount by which our common stock has appreciated in value since the SAR’s grant date. The Compensation Committee determines whether each SAR will be exercisable for cash or shares of common stock. The Compensation Committee also determines the function that governs when each SAR will become exercisable.

•	Restricted and Unrestricted Stock. The Incentive Plan permits grants of restricted stock and unrestricted stock. Restricted stock grants are non-transferable shares of common stock that must be redelivered to us if specified future conditions are not met. The Compensation Committee determines the conditions to be satisfied in connection with restricted stock and all other terms governing restricted stock, and the Compensation Committee may waive the restrictions on restricted stock at any time. Unrestricted stock grants are transferable shares of common stock that are not subject to any special restrictions under the Incentive Plan.

•

Deferred Stock. The Incentive Plan permits grants of deferred stock. A deferred stock grant entitles the holder to receive shares of common stock or other of our securities at a future date determined by the Compensation Committee, and on conditions determined by the Compensation Committee.

•

Performance Awards. The Incentive Plan permits grants of performance awards. A performance award entitles the holder to receive, without payment, an amount of cash or shares of common stock if and when certain performance criteria for pSivida are met. The Compensation Committee determines whether each performance award will be exercisable for cash or shares of common stock. The Compensation Committee also determines the performance criteria that govern when each performance award will become exercisable. The Compensation Committee may adjust the performance criteria of a performance award in an objectively determinable manner to reflect events, such as acquisitions or dispositions, that occur during the performance period and affect the performance criteria; any such adjustments will be made only to the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the U.S. Internal Revenue Code of 1986 (Code).

•

Cash Grants. The Incentive Plan permits cash grants, each of which entitles the holder to receive such amounts of cash as the Compensation Committee determines on such terms as the Compensation Committee determines.

•

Convertible Securities. The Incentive Plan permits grants of convertible securities, each of which entitles the holder to receive securities that are convertible into, or otherwise based upon, our common stock. The Compensation Committee determines the terms and conditions governing grants of convertible securities.

Termination of Employment

The Incentive Plan provides that, unless otherwise provided by the Compensation Committee, stock options and SARs generally terminate three months after termination of the holder’s employment or other service relationship with us or one of our subsidiaries, except that (a) if employment termination is due to the holder’s death, then stock options and SARs terminate one year after the employment termination date and (b) if employment termination is due to reasons that the Compensation Committee determines cast such discredit on the holder as to justify immediate termination of his or her awards, then stock options and SARs terminate as of immediately prior to the employment termination date.

Change of Control

The Incentive Plan provides that, upon a change of control, except as otherwise expressly provided in awards’ term and subject to such restrictions as the Compensation Committee determines:

•	the Compensation Committee will arrange for the assumption or replacement of outstanding awards by the acquiring or surviving entity, or one of its affiliates;

•	the Compensation Committee will arrange for “cash-out” payments with respect to outstanding awards, in accordance with the formula provided in the Incentive Plan; or

•

if the Compensation Committee makes neither of the previous two arrangements, then awards will become fully exercisable, and delivery of shares of common stock deliverable under awards will be accelerated (except that if accelerating an award would cause the award to fail to satisfy the requirements of Section 409 of the Code, then the Compensation Committee will instead cause the award to be paid out in a medium other than common stock).

Dividends and Deferrals

The Compensation Committee may permit the payment of amounts in lieu of any cash dividends or other cash distributions paid on awards under the Incentive Plan, provided that any such alternative payments must be established and administered in a manner consistent with either an exemption from or compliance with Section 409A of the Code.

Incentive Plan Federal Income Tax Consequences

The following summary discusses certain federal income tax consequences, under currently existing law, with respect to stock options that may be granted under the Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does the summary purport to cover state, local or non-U.S. tax consequences.

ISOs

In general, an option holder realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the option holder. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the option holder (and a deduction to us) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the option holder does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

NSOs

In general, in the case of an NSO, the option holder has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to us. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as short-term or long-term capital gain or loss, depending upon the holding period of the shares, for which we are not entitled to a deduction.

General

In general, an ISO that is exercised by the option holder more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of options and other awards in connection with a change of control of pSivida may be required to be valued and taken into account in determining whether Incentive Plan participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to an Incentive Plan participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be non-deductible by us.

Section 162(m) of the Code limits to $1,000,000 the deduction that we may claim for compensation in any year to any of our chief executive officer and certain other top executive officers. Certain performance-based compensation is exempt from this deduction limitation. Stock options under the Incentive Plan are intended to qualify for this performance-based compensation exception.

Section 409A of the Code imposes adverse tax consequences on employees and other service recipients entitled to “nonqualified deferred compensation” that does not satisfy the requirements of Section 409A. Stock options under the Incentive Plan are intended to be exempt from the requirements of Section 409A.

Incentive Plan Benefits

The Compensation Committee has full discretion to determine the number and amount of awards to be granted to eligible participants under the Incentive Plan, subject to the limits on total awards granted and per person awards granted. Therefore, the future benefits or amounts that would be received under the Incentive Plan by executive officers, non-executive directors and non-executive employees are not determinable at this time.

Other Information Regarding Our Equity Compensation Plans

In addition to the Incentive Plan, options remain outstanding under the pSivida Corp. Employee Share Option Plan (ESOP). Both plans were approved by our stockholders.

The table below provides additional information about our equity compensation plans as of June 30, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(*) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column a) (c)
Equity Compensation plans approved by security holders	2,060,783	$6.36	82,384
Equity Compensation plans not approved by security holders	—	—	—

Total	2,060,783	$6.36	82,384

(*)	Of the total outstanding options, 424,783 are denominated in A$ and were translated at the June 30, 2009 exchange rate of A$1.00 = US$0.8048.

On September 24, 2009, the closing price of our common stock on the NASDAQ Global Market was $4.66.

PROPOSAL 7: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm and to audit our financial statements and internal control over financial reporting for fiscal year 2010. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal year 2009. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to the fiscal years ended June 30, 2009 and 2008:

	Year Ended June 30,
	2009	2008
	(In thousands)
Audit fees	$365	$1,466
Audit-related fees	—	—
Tax fees(1)	105	102
All other fees(2)	2	—

	$472	$1,568

(1)	Tax fees paid to Deloitte for fiscal years 2009 and 2008 related to the preparation of various corporate tax returns as well as tax advice.

(2)	All other fees related to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to pSivida. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal years 2009 and 2008.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2010 Annual Meeting and wishes the proposal to be included in the proxy materials for that meeting, we must receive a written copy of the proposal by no later than June 15, 2010.

If a stockholder intends to present a proposal at the 2009 Annual Meeting but does not wish the proposal to be included in the proxy materials for that meeting, we must receive notice of the proposal by no later than July 29, 2010.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast at the meeting will be elected directors. All other proposals require approval of a majority of votes properly cast.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of each of the proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, it will not vote with respect to proposal 2 (amendment to 2008 Incentive Plan to increase number of shares authorized for issuance), proposal 3 (amendment to 2008 Incentive Plan to include an “evergreen” provision), proposal 4 (approval of CEO stock bonus in lieu of cash bonus), proposal 5 (approval of annual option grant to CEO) or proposals 6.1, 6.2, 6.3 or 6.4 (approval of option grants to the non-executive directors). If you abstain or withhold your authority with respect to a proposal, or you do not instruct your broker or nominee with respect to proposal 2, 3, 4, 5, 6.1, 6.2, 6.3 or 6.4, your shares will be counted as in attendance at the meeting for purposes of a quorum. If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Voting Exclusion Statement

We will disregard any votes cast on proposals 4, 5, 6.1, 6.2, 6.3 and 6.4 by any of the directors and any of their associates. We will not disregard a vote, however, if it is cast (1) by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or (2) by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. We have engaged Georgeson Inc. to assist in soliciting proxies by personal interview, mail, telephone, facsimile or other electronic means of communication for a fee of $8,000, plus expenses. In addition, our directors, officers and employees may solicit proxies in like manner. These persons will not receive any additional or special compensation for their solicitation services.

pSivida Corp.

2008 INCENTIVE PLAN

(as amended in 2009)

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be: (i) 2,750,000, plus (ii) as of the first day of each of fiscal 2011 through fiscal 2018, inclusive, an additional number of shares equal to the least of (x) 750,000 shares of Stock, (y) 4% of the number of then outstanding shares of Stock, and (z) such lesser number as determined by the Administrator. Up to the maximum number of shares of Stock available to be delivered under the Plan may be delivered upon the exercise or other satisfaction of ISOs. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentences, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired or reorganized company that are converted, replaced, or adjusted in connection with the acquisition or reorganization shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of shares of Stock subject to Awards granted to any person in any calendar year will be 1,062,500 shares. The maximum amount payable to any person in any calendar year under Cash Awards will be $1,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired or reorganized company that are converted, replaced or adjusted in connection with the acquisition or reorganization may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after March 30, 2018, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply:

(A) immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will, except as otherwise provided in (B) or (C) below, cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited;

(B) subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(D) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The delivery or vesting of cash or Stock under an Award shall be conditioned on full satisfaction by the Participant of all applicable tax withholding requirements. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder (including, but not limited to, the right to participate in a pro rata offer by the Company to holders of shares of Stock) except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2013 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced without stockholder approval. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock (subject to such minimum holding period and other requirements, if any, as the Administrator may impose) that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards. If an Award will not be assumed, substituted for or cashed out in connection with a Covered Transaction (whether or not there is an acquiring or surviving entity), such Award will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award to comply with applicable law or the applicable rules of any securities exchange or for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: pSivida Corp.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of Employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance- based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; total shareholder return; cash flow; operating income; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; employee turnover and/or other human resources activities; acquisitions and divestitures (in whole or in part); collaborations, joint ventures and strategic alliances; spin-offs, split-ups and the like; in-licensing and/or out-licensing; patents; product development; product market share; progress on the Company’s product pipeline; research productivity; movement of programs from research to development; cost reductions or savings; government relations; litigation; management and board of directors composition; leadership development and/or talent management; sales of assets and/or subsidiaries; information services; clinical trials; manufacturing; manufacturing capacity; production; inventory; site development; plant, building or facility development; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The pSivida Corp. 2008 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by        a.m., Central Time, on November     , 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PSI • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 – 7.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David J. Mazzo	☐	☐	02 - Paul Ashton	☐	☐	03 - Paul A. Hopper	☐	☐

	04 - Michael Rogers	☐	☐	05 - Peter G. Savas	☐	☐

		For	Against	Abstain

2.	Approval of amendment to the 2008 Incentive Plan to increase number of shares authorized for issuance.	☐	☐	☐

3.	Approval of amendment to the 2008 Incentive Plan to include an “evergreen” provision.	☐	☐	☐

4.	Approval of stock grant to CEO in lieu of cash bonus Paul Ashton	☐	☐	☐

5.	Approval of stock option grant to CEO Paul Ashton	☐	☐	☐

6.	Approval of stock option grant to the following non-executive directors:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Paul A. Hopper	☐	☐	☐	02 - Michael Rogers	☐	☐	☐	03 - Peter G. Savas	☐	☐	☐

	04 - David J. Mazzo	☐	☐	☐

		For	Against	Abstain

7.	Ratification of the appointment of Deloitte & Touche LLP.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2009 Annual Meeting Admission Ticket

2009 Annual Meeting of

pSivida Corp. Stockholders

Thursday, November 19, 2009, 10 a.m. Local Time

Waltham Westin Hotel,

Lincoln Room,

70 Third Avenue, Waltham, Massachusetts 02451

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Proxy — pSivida Corp.	+

Notice of 2009 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — November 19, 2009

The undersigned hereby appoints David J. Mazzo and Lori Freedman, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Thursday, November 19, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of all nominees and FOR Proposals 2, 3, 4, 5, 6.1, 6.2, 6.3, 6.4 and 7.

In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+